Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: iShares® MSCI EAFE ETF (ticker “EFA”) Pricing date: October 20, 2022 Valuation date: November 20, 2023 Maturity date: November 24, 2023 Upside return amount: $1,000 × the underlying return × the upside participation rate Upside participation rate: 100.00% Maximum upside return : 28.50% to 29.50%* Absolute return amount: $1,000 × the absolute value of the underlying return Final buffer value: 90% of the initial underlying value Buffer percentage: 10% CUSIP / ISIN: 17330YAJ9 / US17330YAJ91 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount, subject to the maximum upside return • If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value: $1,000 + the absolute return amount • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated October 10, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Dual Directional Buffer Securities Linked to EFA Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 28.50% $1,285.00 75.00% 28.50% $1,285.00 60.00% 28.50% $1,285.00 30.00% 28.50% $1,285.00 C 28.50% 28.50% $1,285.00 15.00% 15.00% $1,150.00 10.00% 10.00% $1,100.00 B 0.00% 0.00% $1,000.00 - 5.00% 5.00% $1,050.00 - 10.00% 10.00% $1,100.00 A - 10.01% - 0.01% $999.90 - 50.00% - 40.00% $600.00 - 100.00% - 90.00% $100.00 Hypothetical Payment at Maturity** * The actual maximum upside return will be determined on the pricing date. ** The hypotheticals assume that the maximum upside return will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. $500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return The Underlying The Securities - 10% B C A D

Selected Risk Considerations • You may lose a significant portion of your investment. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. If the final underlying value is greater than or equal to the initial underlying value, your potential total return on the securities at maturity is limited to the maximum upside return, even if the underlying appreciates by significantly more than the maximum upside return. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The iShares® MSCI EAFE ETF are subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the iShares® MSCI EAFE ETF. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.